Exhibit 99.1

Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: November 1, 2011

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
THIRD QUARTER 2011 EARNINGS

Southfield, Michigan – November 1, 2011 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $50.0 million, or $1.91 per diluted share, for the three months ended September 30, 2011 compared to consolidated net income of $42.0 million, or $1.48 per diluted share, for the same period in 2010.  For the nine months ended September 30, 2011, consolidated net income was $138.0 million, or $5.19 per diluted share, compared to consolidated net income of $123.1 million, or $4.03 per diluted share, for the same period in 2010.

Adjusted net income, a non-GAAP financial measure, for the three months ended September 30, 2011 was $49.1 million, or $1.88 per diluted share, compared to $39.6 million, or $1.39 per diluted share, for the same period in 2010.  For the nine months ended September 30, 2011, adjusted net income was $142.7 million, or $5.37 per diluted share, compared to adjusted net income of $116.8 million, or $3.83 per diluted share, for the same period in 2010.

Refer to our Form 10-Q, filed today with the Securities and Exchange Commission, which will appear on our website at creditacceptance.com, for a complete discussion of the results of operations and financial data for the three and nine months ended September 30, 2011.

Webcast Details

We will host a webcast on November 1, 2011 at 5:00 p.m. Eastern Time to discuss third quarter 2011 results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 877-303-2904.  Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Performance

At the time a consumer loan is submitted to us for assignment, we forecast future expected cash flows from the consumer loan.  Based on these forecasts, an advance or one-time purchase payment is made to the related dealer-partner at a price designed to achieve an acceptable return on capital.  If consumer loan performance equals or exceeds our original expectation, it is likely our target return on capital will be achieved.

We use a statistical model to estimate the expected collection rate for each consumer loan at the time of assignment.  We continue to evaluate the expected collection rate of each consumer loan subsequent to assignment.  Our evaluation becomes more accurate as the consumer loans age, as we use actual performance data in our forecast.  By comparing our current expected collection rate for each consumer loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast.  The following table compares our forecast of consumer loan collection rates as of September 30, 2011, with the forecasts as of June 30, 2011, as of December 31, 2010, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Consumer Loan Assignment Year	September 30, 2011	June 30, 2011	December 31, 2010	Initial Forecast	June 30, 2011	December 31, 2010	Initial Forecast
2002	70.5%	70.5%	70.5%	67.9%	0.0%	0.0%	2.6%
2003	73.7%	73.7%	73.7%	72.0%	0.0%	0.0%	1.7%
2004	73.0%	73.0%	73.0%	73.0%	0.0%	0.0%	0.0%
2005	73.6%	73.7%	73.7%	74.0%	-0.1%	-0.1%	-0.4%
2006	70.1%	70.1%	70.2%	71.4%	0.0%	-0.1%	-1.3%
2007	68.1%	68.0%	67.9%	70.7%	0.1%	0.2%	-2.6%
2008	69.9%	70.0%	69.9%	69.7%	-0.1%	0.0%	0.2%
2009	79.2%	78.9%	78.5%	71.9%	0.3%	0.7%	7.3%
2010	76.5%	76.0%	75.8%	73.6%	0.5%	0.7%	2.9%
2011 (1)	73.3%	73.6%	-	72.7%	-0.3%	-	0.6%

(1)
The forecasted collection rate for 2011 consumer loans as of September 30, 2011 includes both consumer loans that were in our portfolio as of June 30, 2011 and consumer loans assigned during the most recent quarter.  The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
2011 Consumer Loan Assignment Period	September 30, 2011	June 30, 2011	Variance
January 1, 2011 through June 30, 2011	74.1%	73.6%	0.5%
July 1, 2011 through September 30, 2011	71.7%	-	-

Consumer loans assigned in 2002, 2003, 2009 and 2010 have yielded forecasted collection results materially better than our initial estimates, while consumer loans assigned in 2006 and 2007 have yielded forecasted collection results materially worse than our initial estimates.  For 2004, 2005, 2008, and 2011, actual results have been very close to our initial estimates.  For the three months ended September 30, 2011, forecasted collection rates improved for consumer loans assigned during 2009, 2010, and 2011 and were generally consistent with expectations at the start of the period for the other assignment years.  For the nine months ended September 30, 2011, forecasted collection rates improved for consumer loans assigned during 2007, 2009, 2010, and 2011 and were generally consistent with expectations at the start of the period for the other assignment years.

Forecasting collection rates precisely at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.

The following table presents forecasted consumer loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of September 30, 2011.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the consumer loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of September 30, 2011
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2002	70.5%	42.2%	28.3%	99.5%
2003	73.7%	43.4%	30.3%	99.4%
2004	73.0%	44.0%	29.0%	99.3%
2005	73.6%	46.9%	26.7%	99.0%
2006	70.1%	46.6%	23.5%	98.1%
2007	68.1%	46.5%	21.6%	95.8%
2008	69.9%	44.6%	25.3%	89.6%
2009	79.2%	43.9%	35.3%	77.8%
2010	76.5%	44.7%	31.8%	46.0%
2011	73.3%	45.5%	27.8%	13.4%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program as a percentage of the initial balance of the consumer loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the consumer loans age.  For 2007 and prior consumer loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 95% of the expected collections.  Conversely, the forecasted collection rates for more recent consumer loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate declined during the 2004 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment.  During 2008 and 2009, the spread increased as the competitive environment improved, and we reduced advance rates.  In addition, during 2009, the spread was positively impacted by better than expected consumer loan performance.  During 2010 and 2011, the spread decreased as we increased advance rates during this period in an attempt to maximize the amount of economic profit we generate in response to an increase in the amount of capital available to fund new loans.

The following table presents forecasted consumer loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of September 30, 2011 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest).

	Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %
Dealer loans	2007	68.0%	45.8%	22.2%
	2008	70.5%	43.3%	27.2%
	2009	79.3%	43.5%	35.8%
	2010	76.5%	44.4%	32.1%
	2011	73.2%	45.0%	28.2%

Purchased loans	2007	68.2%	49.1%	19.1%
	2008	69.0%	46.7%	22.3%
	2009	79.1%	45.4%	33.7%
	2010	76.4%	46.8%	29.6%
	2011	74.1%	49.8%	24.3%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program as a percentage of the initial balance of the consumer loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

The advance rates presented for each consumer loan assignment year change over time due to the impact of transfers between dealer and purchased loans.  Under our portfolio program, certain events may result in dealer-partners forfeiting their rights to dealer holdback.  We transfer the dealer-partner’s consumer loans from the dealer loan portfolio to the purchased loan portfolio in the period this forfeiture occurs.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

Consumer Loan Volume

The following table summarizes changes in consumer loan assignment volume in each of the last seven quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2010	11.2%	21.6%
June 30, 2010	22.7%	42.2%
September 30, 2010	26.9%	51.5%
December 31, 2010	37.7%	66.9%
March 31, 2011	36.7%	59.3%
June 30, 2011	28.7%	41.3%
September 30, 2011	28.6%	40.5%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer loan assignment volumes depend on a number of factors including (1) the overall demand for our product, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support.  Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.  Unit and dollar volumes were positively impacted by an increase in active dealer-partners and advance rate increases made during the first and fourth quarters of 2010 and the second and third quarters of 2011.  Dollar volumes were also positively impacted by an increase in the size of the average consumer loan assignment.  While the advance rate increases reduced the return on capital we expect to earn on new assignments, we believe it is very likely the advance increases had a positive impact on economic profit.  Unit volume for the one month ended October 31, 2011 increased by 31.0% as compared to the same period in 2010.

The following table summarizes the changes in consumer loan unit volume and active dealer-partners:

	For the Three Months Ended September 30,
	2011	2010	% Change
Consumer loan unit volume	42,542	33,075	28.6%
Active dealer-partners (1)	3,060	2,418	26.6%
Average volume per active dealer-partner	13.9	13.7	1.5%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

The following table provides additional information on the changes in consumer loan unit volume and active dealer-partners:

	For the Three Months Ended September 30,
	2011	2010	% Change
Consumer loan unit volume from dealer-partners active both periods	32,280	29,552	9.2%
Dealer-partners active both periods	1,858	1,858	-
Average volume per dealer-partners active both periods	17.4	15.9	9.2%

Consumer loan unit volume from new dealer-partners	1,840	1,503	22.4%
New active dealer-partners (1)	377	217	73.7%
Average volume per new active dealer-partners	4.9	6.9	-29.0%

Attrition (2)	-10.7%	-14.7%

(1)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)
Attrition is measured according to the following formula:  decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.

Consumer loans are assigned to us as either dealer loans through our portfolio program or purchased loans through our purchase program.  The following table summarizes the portion of our consumer loan volume that was assigned to us as dealer loans:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
New dealer loan unit volume as a percentage of total unit volume	92.3%	90.5%	92.4%	90.6%
New dealer loan dollar volume as a percentage of total dollar volume (1)	90.1%	88.2%	90.4%	88.3%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

For the three and nine months ended September 30, 2011, new dealer loan unit and dollar volume as a percentage of total unit and dollar volume were generally consistent with the same periods in 2010.

As of September 30, 2011 and December 31, 2010, the net dealer loans receivable balance was 84.6% and 79.5%, respectively, of the total net loans receivable balance.

Adjusted Financial Results

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation.  The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” section.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three and nine months ended September 30, 2011, compared to the same periods in 2010, include the following:

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2011	2010	% Change	2011	2010	% Change
Adjusted average capital	$1,419,716	$1,087,484	30.6%	$1,323,860	$1,055,705	25.4%
Adjusted net income	$49,145	$39,608	24.1%	$142,736	$116,849	22.2%
Adjusted interest expense after-tax	$9,198	$7,584	21.3%	$26,569	$22,686	17.1%
Adjusted net income plus interest expense after-tax	$58,343	$47,192	23.6%	$169,305	$139,535	21.3%
Adjusted return on capital	16.4%	17.4%	-5.7%	17.1%	17.6%	-2.8%
Cost of capital	6.2%	6.7%	-7.5%	6.6%	7.4%	-10.8%
Economic profit	$36,374	$29,085	25.1%	$104,254	$80,920	28.8%
GAAP diluted weighted average shares outstanding	26,136	28,452	-8.1%	26,573	30,540	-13.0%
Adjusted net income per diluted share	$1.88	$1.39	35.3%	$5.37	$3.83	40.2%

Economic profit increased 25.1% and 28.8% for the three and nine months ended September 30, 2011, respectively, as compared to the same periods in 2010.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the increase in economic profit for the three and nine months ended September 30, 2011, as compared to the same periods in 2010:

	Year over Year Change in Economic Profit
(In thousands)	For the Three Months Ended September 30, 2011	For the Nine Months Ended September 30, 2011
Increase in adjusted average capital	$8,885	$20,554
Decrease in cost of capital	1,670	8,453
Decrease in adjusted return on capital	(3,266)	(5,673)
Increase in economic profit	$7,289	$23,334

The increase in economic profit for the three months ended September 30, 2011, as compared to the same period in 2010, was the result of the following:

•
An increase in adjusted average capital of 30.6% due to growth in our loan portfolio primarily as a result of an increase in active dealer-partners and the advance rate increases we made during the fourth quarter of 2010 and the second and third quarters of 2011.

•
A decrease in our cost of capital of 50 basis points due to a decline in the average cost of debt resulting from a change in the mix of our outstanding debt, a decrease in available and unused credit capacity, and more favorable pricing on our revolving credit facilities.

•	A decrease in our adjusted return on capital of 100 basis points primarily as a result of the following:
•
Finance charges decreased as a percentage of adjusted average capital primarily as a result of a decrease in the yield on our loan portfolio due to higher advance rates on consumer loans assigned in 2010 and 2011.  The decrease in finance charges negatively impacted the adjusted return on capital by 250 basis points.

•
Operating expenses decreased as a percentage of adjusted average capital primarily as a result of decreased support expenses mainly due to lower expenses related to information technology activities.  The decrease in operating expenses positively impacted the adjusted return on capital by 170 basis points.

The increase in economic profit for the nine months ended September 30, 2011, as compared to the same period in 2010, was the result of the following:

•
An increase in adjusted average capital of 25.4% due to growth in our loan portfolio primarily as a result of an increase in active dealer-partners and the advance rate increases we made during the first and fourth quarters of 2010 and the second and third quarters of 2011.

•
A decrease in our cost of capital of 80 basis points due to a decline in the average cost of debt resulting from a change in the mix of our outstanding debt, a decrease in available and unused credit capacity, and more favorable pricing on our revolving credit facilities.

•	A decrease in our adjusted return on capital of 50 basis points primarily as a result of the following:
•
Finance charges decreased as a percentage of adjusted average capital primarily as a result of a decrease in the yield on our loan portfolio due to higher advance rates on consumer loans assigned in 2010 and 2011.  The decrease in finance charges negatively impacted the adjusted return on capital by 140 basis points.

•
Operating expenses decreased as a percentage of adjusted average capital primarily as a result of decreased support expenses mainly due to lower expenses related to information technology and finance activities.  The decrease in operating expenses positively impacted the adjusted return on capital by 110 basis points.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	For the Three Months Ended
	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009
Adjusted revenue as a percentage of adjusted average capital	33.9%	35.0%	37.9%	38.1%	38.0%	38.7%	37.8%	37.7%
Operating expenses as a percentage of adjusted average capital	7.8%	8.2%	9.3%	9.5%	10.4%	9.3%	10.9%	11.2%
Adjusted return on capital	16.4%	16.9%	18.0%	18.1%	17.4%	18.5%	17.0%	16.7%
Percentage change in adjusted average capital compared to the same period in the prior year	30.6%	26.0%	19.2%	14.1%	8.7%	6.0%	1.4%	-2.4%

The adjusted return on capital for the three months ended September 30, 2011, as compared to the three months ended June 30, 2011, decreased 50 basis points primarily as a result of  a decrease in finance charges due to lower yields on more recent consumer loan assignments, which was the result of the advance rate increases we made during the fourth quarter of 2010 and the second and third quarters of 2011.

The following tables show how non-GAAP measures reconcile to GAAP measures.  All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate.  Certain amounts do not recalculate due to rounding.

	For the Three Months Ended
(Dollars in thousands, except per share data)	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009
Adjusted net income
GAAP net income	$49,960	$44,844	$43,191	$46,980	$42,047	$49,040	$32,010	$40,335
Floating yield adjustment (after-tax)	(449)	2,817	3,822	(10)	(1,526)	(330)	2,349	(4,679)
Program fee yield adjustment (after-tax)	33	35	43	49	61	79	115	121
Loss (gain) from discontinued United Kingdom segment (after-tax)	-	-	-	-	-	25	5	(263)
Interest expense related to interest rate swap agreement (after-tax)	-	-	-	-	-	-	-	(68)
Adjustment to record taxes at 37% (1)	(399)	(344)	(817)	(3,380)	(974)	(7,085)	1,033	62
Adjusted net income	$49,145	$47,352	$46,239	$43,639	$39,608	$41,729	$35,512	$35,508

Adjusted net income per diluted share	$1.88	$1.81	$1.68	$1.57	$1.39	$1.32	$1.12	$1.11
Diluted weighted average shares outstanding	26,136	26,111	27,489	27,865	28,452	31,601	31,584	31,868

Adjusted revenue
GAAP total revenue	$133,739	$129,965	$123,512	$115,433	$111,661	$111,779	$103,262	$100,135
Floating yield adjustment	(712)	4,472	6,067	(16)	(2,423)	(524)	3,729	(7,426)
Program fee yield adjustment	53	56	67	77	97	125	182	191
Provision for credit losses	(4,565)	(8,953)	(8,921)	(1,978)	24	(1,782)	(6,433)	4,942
Provision for claims	(8,363)	(7,771)	(6,599)	(5,823)	(6,112)	(6,282)	(5,212)	(4,513)
Adjusted revenue	$120,152	$117,769	$114,126	$107,693	$103,247	$103,316	$95,528	$93,329

Adjusted average capital
GAAP average debt	$941,531	$918,153	$723,781	$676,978	$645,383	$509,867	$492,069	$510,123
GAAP average shareholders' equity	467,290	418,402	476,281	448,825	437,288	553,297	514,364	474,984
Floating yield adjustment	11,139	9,549	6,294	4,280	5,230	5,485	5,619	5,394
Program fee yield adjustment	(244)	(278)	(317)	(362)	(417)	(486)	(583)	(697)
Adjusted average capital	$1,419,716	$1,345,826	$1,206,039	$1,129,721	$1,087,484	$1,068,163	$1,011,469	$989,804

Adjusted revenue as a percentage of adjusted average capital	33.9%	35.0%	37.9%	38.1%	38.0%	38.7%	37.8%	37.7%

Adjusted interest expense
GAAP interest expense	$14,600	$14,950	$12,623	$11,742	$12,038	$12,267	$11,705	$9,047
Interest expense related to interest rate swap agreement	-	-	-	-	-	-	-	108
Adjustment to record tax effect at 37%	(5,402)	(5,531)	(4,671)	(4,344)	(4,454)	(4,539)	(4,331)	(3,388)
Adjusted interest expense (after-tax)	$9,198	$9,419	$7,952	$7,398	$7,584	$7,728	$7,374	$5,767

	For the Three Months Ended
(Dollars in thousands, except per share data)	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009
Adjusted return on capital
Adjusted net income	$49,145	$47,352	$46,239	$43,639	$39,608	$41,729	$35,512	$35,508
Adjusted interest expense (after-tax)	9,198	9,419	7,952	7,398	7,584	7,728	7,374	5,767
Adjusted net income plus interest expense (after-tax)	$58,343	$56,771	$54,191	$51,037	$47,192	$49,457	$42,886	$41,275

Adjusted return on capital (2)	16.4%	16.9%	18.0%	18.1%	17.4%	18.5%	17.0%	16.7%

Economic profit
Adjusted return on capital	16.4%	16.9%	18.0%	18.1%	17.4%	18.5%	17.0%	16.7%
Cost of capital (3)	6.2%	6.5%	7.1%	6.8%	6.7%	7.7%	7.9%	7.3%
Adjusted return on capital in excess of cost of capital	10.2%	10.4%	10.9%	11.3%	10.7%	10.8%	9.1%	9.4%
Adjusted average capital	$1,419,716	$1,345,826	$1,206,039	$1,129,721	$1,087,484	$1,068,163	$1,011,469	$989,804
Economic profit	$36,374	$34,985	$32,895	$31,765	$29,085	$28,799	$23,036	$23,205

Operating expenses
GAAP salaries and wages	$15,929	$15,402	$16,071	$15,034	$16,133	$14,050	$16,110	$16,395
GAAP general and administrative	6,044	6,509	5,633	6,762	7,208	5,920	6,542	7,633
GAAP sales and marketing	5,587	5,772	6,409	5,045	4,972	4,834	4,810	3,788
Operating expenses	$27,560	$27,683	$28,113	$26,841	$28,313	$24,804	$27,462	$27,816

Operating expenses as a percentage of adjusted average capital	7.8%	8.2%	9.3%	9.5%	10.4%	9.3%	10.9%	11.2%

Percentage change in adjusted average capital compared to the same period in the prior year	30.6%	26.0%	19.2%	14.1%	8.7%	6.0%	1.4%	-2.4%

	For the Nine Months Ended September 30,
(In thousands, except per share data)	2011	2010

Adjusted net income
GAAP net income	$137,995	$123,097
Floating yield adjustment (after-tax)	6,190	493
Program fee yield adjustment (after-tax)	111	255
Loss from discontinued United Kingdom segment (after-tax)	-	30
Adjustment to record taxes at 37%	(1,560)	(7,026)
Adjusted net income	$142,736	$116,849

Adjusted net income per diluted share	$5.37	$3.83
Diluted weighted average shares outstanding	26,573	30,540

Adjusted average capital
GAAP average debt	$861,155	$549,106
GAAP average shareholders' equity	453,991	501,650
Floating yield adjustment	8,994	5,445
Program fee yield adjustment	(280)	(496)
Adjusted average capital	$1,323,860	$1,055,705

Adjusted interest expense
GAAP interest expense	$42,173	$36,010
Adjustment to record tax effect at 37%	(15,604)	(13,324)
Adjusted interest expense (after-tax)	$26,569	$22,686

Adjusted return on capital
Adjusted net income	$142,736	$116,849
Adjusted interest expense after-tax	26,569	22,686
Adjusted net income plus interest expense after-tax	$169,305	$139,535

Adjusted return on capital (2)	17.1%	17.6%

Economic profit
Adjusted return on capital	17.1%	17.6%
Cost of capital (3)	6.6%	7.4%
Adjusted return on capital in excess of cost of capital	10.5%	10.2%
Adjusted average capital	$1,323,860	$1,055,705
Economic profit	$104,254	$80,920

(1)
The adjustment for the three months ended June 30, 2010 is primarily related to the reversal of reserves for uncertain tax positions and associated interest as a result of the completion of the IRS audit during the period, which reduced our effective tax rate under GAAP.

(2)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(3)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009
Average 30 year treasury rate	3.8%	4.4%	4.5%	4.1%	3.8%	4.4%	4.6%	4.3%
Adjusted pre-tax average cost of debt	6.2%	6.5%	7.0%	6.9%	7.5%	9.6%	9.5%	7.2%

	For the Nine Months Ended September 30,
	2011	2010
Average 30 year treasury rate	4.2%	4.2%
Adjusted pre-tax average cost of debt	6.5%	8.7%

Floating Yield Adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

The finance charge revenue we will recognize over the life of the loan equals the cash inflows from our loan portfolio less cash outflows to acquire the loans.  Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan.  With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage.  Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense.  The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe adjusted earnings, which include the floating yield adjustment, are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 24, 2011, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a materially adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our operations are dependent on technology.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealer-partners in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•
Our founder controls a significant percentage of our common stock, has the ability to control matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history.  Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In thousands, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Finance charges	$117,905	$99,255	$338,238	$284,467
Premiums earned	10,462	8,627	29,195	24,576
Other income	5,372	3,779	19,783	17,659
Total revenue	133,739	111,661	387,216	326,702
Costs and expenses:
Salaries and wages	15,929	16,133	47,402	46,293
General and administrative	6,044	7,208	18,186	19,670
Sales and marketing	5,587	4,972	17,768	14,616
Provision for credit losses	4,550	2	22,394	8,218
Interest	14,600	12,038	42,173	36,010
Provision for claims	8,363	6,112	22,733	17,606
Total costs and expenses	55,073	46,465	170,656	142,413
Income from continuing operations before provision for income taxes	78,666	65,196	216,560	184,289
Provision for income taxes	28,706	23,149	78,565	61,162
Income from continuing operations	49,960	42,047	137,995	123,127
Loss from discontinued United Kingdom operations	-	-	-	(30)
Net income	$49,960	$42,047	$137,995	$123,097

Net income per share:
Basic	$1.92	$1.50	$5.23	$4.09
Diluted	$1.91	$1.48	$5.19	$4.03

Income from continuing operations per share:
Basic	$1.92	$1.50	$5.23	$4.09
Diluted	$1.91	$1.48	$5.19	$4.03

Loss from discontinued United Kingdom operations per share:
Basic	$-	$-	$-	$-
Diluted	$-	$-	$-	$-

Weighted average shares outstanding:
Basic	26,033	28,063	26,397	30,082
Diluted	26,136	28,452	26,573	30,540

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)	As of
	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS:
Cash and cash equivalents	$3,634	$3,792
Restricted cash and cash equivalents	91,212	66,536
Restricted securities available for sale	808	805

Loans receivable (including $5,377 and $9,031 from affiliates as of September 30, 2011 and December 31, 2010, respectively)	1,674,431	1,344,881
Allowance for credit losses	(149,028)	(126,868)
Loans receivable, net	1,525,403	1,218,013

Property and equipment, net	16,776	16,311
Income taxes receivable	499	12,002
Other assets	32,320	26,056
Total Assets	$1,670,652	$1,343,515

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$91,072	$75,297
Revolving secured line of credit	99,400	136,700
Secured financing	514,807	300,100
Mortgage note	4,348	4,523
Senior notes	350,402	244,344
Deferred income taxes, net	116,905	108,077
Income taxes payable	448	-
Total Liabilities	1,177,382	869,041

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000 shares authorized, none issued	-	-
Common stock, $.01 par value, 80,000 shares authorized, 25,667 and 27,304 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	257	273
Paid-in capital	37,962	30,985
Retained earnings	455,049	443,326
Accumulated other comprehensive income (loss)	2	(110)
Total Shareholders' Equity	493,270	474,474
Total Liabilities and Shareholders' Equity	$1,670,652	$1,343,515